Media Relations Contact Timothy G. Weir, APR Director of Public Affairs, Communications & Marketing (812) 962-5128 | tweir@accuridecorp.com	Investor Relations Contact Todd Taylor Vice President and Treasurer (812) 962-5105 | ttaylor@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride Realigns Leadership to Support Global Growth; Adds Hajost as New CFO
•	Promotes Scott D. Hazlett to President, Wheels, and Gregory A. Risch to President, Gunite
•	Michael A. Hajost joins Accuride as Senior Vice President and Chief Financial Officer

EVANSVILLE, Ind. – November 16, 2015 – Accuride Corporation (NYSE: ACW) – a leading supplier of components to the global commercial vehicle industry – today announced that it has revised its organization and upgraded its leadership team to support its planned expansion as a supplier of high-quality wheel end solutions to the global commercial vehicle industry.  Over the past four years, Accuride has repositioned itself as a strategic and competitive business partner capable of supporting the needs of its key OEM customers in markets around the globe.  Previously a supplier of commercial vehicle components in North America, Accuride recently acquired a majority stake in Italian steel-wheel manufacturer Gianetti Ruote S.r.l., in partnership with CLN S.p.A., as the first step in the Company's strategic expansion as a global wheel end solutions supplier.

Scott D. Hazlett promoted to President, global Wheels business unit
Scott D. Hazlett has been promoted to President, Wheels, continuing to report to President and CEO Rick Dauch.  Hazlett will be responsible for integrating the Gianetti Ruote joint venture and leading the global growth of Accuride's Wheels business.  Hazlett previously had served as Senior Vice President of Operations, leading the operational restructuring and upgrade of the Gunite business, and the expansion of capacity and capability of Accuride's steel and aluminum wheel business in North America.  These production and process upgrades were central to Accuride's successful turnaround strategy to boost operational performance to world-class levels on key metrics such as quality, delivery and lead-times.  Hazlett joined Accuride in October 2011 following leadership roles in the agricultural and transportation industries with TriMas and Case Corporation, and as a Partner with industrial turnaround specialist Conway, Mackenzie & Dunleavy of Michigan.

Gregory A. Risch promoted to President, Gunite business unit
Gregory A. Risch is promoted to President, Gunite, as part of Accuride's executive leadership development and succession plan, and will continue reporting to President and CEO Rick Dauch.  Risch will lead the restructured and resurgent Gunite business following capital investments and adoption of LEAN manufacturing systems that upgraded plant production and processes, led to industry-leading operating performance and returned the business to profitability.  Risch has served as the Company's Chief Financial Officer since October 2011.  During his 21-year Accuride career, Risch's other leadership roles have included Vice President and Chief Accounting Officer, and Director of Financial Planning and Reporting.

Michael A. Hajost appointed Chief Financial Officer
Michael A. Hajost will join Accuride as Senior Vice President and Chief Financial Officer, reporting to President and CEO Rick Dauch, effective November 30, 2015.  Until then, Greg Risch will continue serving as CFO as he transitions into leading the Gunite business unit.  Hajost is a highly capable finance executive with more than 20 years of experience in global financing and treasury operations in both public and private-equity environments.  He comes to Accuride having recently completed a seven-year tenure leading the Treasury and Investor Relations functions for Carpenter Technology Corp., a $2.3 billion revenue international alloys and engineered products manufacturer in Reading, Pa.  For Carpenter, Hajost had served as Vice President, Treasury and Investor Relations, with global responsibility for treasury, financing and risk management.  Previously, he had served as Vice President, Treasurer for the $10 billion revenue branded foods company JBS Swift & Company of Greeley, Colo., establishing a stand-alone Treasury function for the Con-Agra spin-off.  He began his corporate career with Eli Lilly and Company of Indianapolis, Ind., after completing five years of service as an officer in the U.S. Army.  Hajost is a graduate of the United States Military Academy with a Bachelor of Science degree in Engineering and earned his MBA in Finance from the University of Chicago.

"Promoting Scott and Greg to lead our global Wheels and Gunite businesses, respectively, and adding Mike Hajost to the Accuride Leadership Team as CFO advances our vision to become the premier supplier of wheel end solutions to the global commercial vehicle industry," Accuride President and CEO Rick Dauch said.  "Under Scott and Greg's leadership, we have transformed Accuride's operational and financial performance, laying the foundation for our pursuit of strategic global growth that began with our recently announced acquisition of a majority stake in Gianetti Ruote S.r.l. of Italy.  We are pleased to add Mike's proven global finance and treasury experience to support our pursuit of long-term profitability and global expansion."

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the global commercial vehicle industry. The company's products include commercial vehicle wheels; wheel-end components and assemblies; and specialty cast-iron components for a range of agricultural, construction and mining, and oil and gas equipment applications.  The company's products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, Gianetti RuoteTM and BrillionTM. Accuride's common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company's website at http://www.accuridecorp.com.
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Note to editors:  To download high-resolution photographs and biographies of Scott D. Hazlett, Gregory A. Risch and Michael A. Hajost, visit the Accuride News Room http://www.accuridecorp.com/news/ and click on the link to this news release.